Exhibit 16.1

February 2, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Splinex Technology, Inc. File No. 333-116817

Gentlemen:

We have read the statements that Splinex Technology, Inc. included under Item 4.01 of Form 8-K filed regarding the recent change in the registrant’s certifying accountant. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Kaufman, Rossin & Co.